EXHIBIT 99.2

NetLogic Microsystems Announces Pricing of $29.7 Million of Common Stock

Mountain View, Calif. – Dec. 18, 2009 – NetLogic Microsystems, Inc. [NASDAQ: NETL], a worldwide leader in high-performance intelligent semiconductor solutions for next-generation Internet networks, today announced the pricing of a registered direct equity financing of $29.7 million by issuing common stock from its existing shelf registration statement. The company has entered into a subscription agreement with an institutional investor to sell 700,400 shares of common stock to the investor at a price of $42.45 per share. The company conducted the financing without the services of a placement agent or underwriter. Net proceeds of the transaction (after expenses of the offering) to the Company are expected to be $29.6 million. The offering is expected to close on December 23, 2009.

The Company intends to use the net proceeds of the offering to repay its outstanding debt under an existing term note with the remainder to be used for general corporate purposes, including working capital.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of a prospectus supplement and the accompanying base prospectus.

This offering is being made pursuant to an existing effective shelf registration statement and is being made directly by the Company. A prospectus supplement and the accompanying base prospectus will be filed with the Securities and Exchange Commission and will be available on the SEC’s website at www.sec.gov.

About NetLogic Microsystems

NetLogic Microsystems, Inc. (NASDAQ: NETL) is a worldwide leader in high-performance intelligent semiconductor solutions that are powering next-generation Internet networks. NetLogic Microsystems’ best-in-class products perform highly differentiated tasks of accelerating complex network traffic to significantly enhance the performance and functionality of advanced 3G/4G mobile wireless infrastructure, data center, enterprise, metro Ethernet, edge and core infrastructure networks. NetLogic Microsystems’ market-leading product portfolio includes high-performance multi-core processors, knowledge-based processors, content processors, network search engines, ultra low-power embedded processors and high-speed 10/40/100 Gigabit Ethernet PHY solutions. These products are designed into high-performance systems such as switches, routers, wireless base stations, security appliances, networked storage appliances, service gateways and connected media devices offered by leading original equipment manufacturers (OEMs). NetLogic Microsystems is headquartered in Mountain View, California, and has offices and design centers throughout North America, Asia and Europe. For more information about products offered by NetLogic Microsystems, call +1-650-961-6676 or visit the NetLogic Microsystems Web site at http://www.netlogicmicro.com.

NetLogic Microsystems and the NetLogic Microsystems logo are trademarks of NetLogic Microsystems, Inc. or one of its subsidiaries. All other trademarks are properties of their respective owners.